Exhibit (j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 38 to the registration statement on Form N-1A ("Registration Statement") of our report dated May 23, 2003 to the financial statements and financial highlights which appear in the March 31, 2003 Annual Report to Shareholders of Scudder Massachusetts Tax-Free Fund (a series of Scudder State Tax Free Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Auditors and Reports to Shareholders" and "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 31, 2003